Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 16, 2022, with respect to the consolidated financial statements and financial statement schedule II – Valuation Accounts of Hillman Solutions Corp., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Cincinnati, Ohio

August 2, 2022